NEWS

Contact:	Oscar Suris
313- 594-1106
osuris@ford.com

IMMEDIATE RELEASE

FORD NAMES BOEING'S ALAN MULALLY PRESIDENT &
CEO; BILL FORD IS EXECUTIVE CHAIRMAN

• Mulally led turnaround of the commercial airplane division of The Boeing Company. He has a record of success in customer satisfaction, manufacturing, product development, labor relations and supplier management.

•  Bill Ford, as executive chairman, will concentrate efforts on strategic repositioning of Ford Motor Company.

DEARBORN, Mich., Sept. 5 - Ford Motor Company announced today that it has elected Alan Mulally as president and chief executive officer. He has also been elected to the Board of Directors.

Bill Ford will continue his duties as executive chairman of the company.

"One of the three strategic priorities that I've focused on this year is company leadership. While I knew that we were fortunate to have outstanding leaders driving our operations around the world, I also determined that our turnaround effort required the additional skills of an executive who has led a major manufacturing enterprise through such challenges before," Bill Ford wrote in an email to Ford employees today.

"That's why I'm very pleased to announce that Alan Mulally, who turned around the Commercial Airplanes division of The Boeing Company, will become our president and CEO effective immediately. Alan has deep experience in customer satisfaction, manufacturing, supplier relations and labor relations, all of which have applications to the challenges of Ford. He also has the personality and team-building skills that will help guide our Company in the right direction."

Bill Ford, who said he would remain "extremely active" in the business, praised Mulally as "an outstanding leader and a man of great character." He noted that Mulally had applied many of the

Go to http://media.ford.com for news releases and high-resolution photographs.

lessons from Ford's success in developing the Taurus to Boeing's creation of the revolutionary Boeing 777 airliner. That experience, chronicled in the book, "Working Together," by James P. Lewis, tells how the leadership principles Mulally learned from Ford and developed at Boeing may be applied to other businesses.

"Clearly, the challenges Boeing faced in recent years have many parallels to our own," Bill Ford said.

Mulally, 61, has spent 37 years at The Boeing Company, most recently as executive vice president. In addition, he has also been president and chief executive officer of Boeing Commercial Airplanes since 2001. In that position he was responsible for all of the company's commercial airplane programs and related services, which in 2005 generated record orders for new business and sales of more than $22.6 billion. Mulally was named president of Commercial Airplanes in September 1998. The responsibility of chief executive officer for the business unit was added in March 2001.

"I think the opportunity to work with Bill Ford and Ford Motor Company is the only thing that could have attracted me to a job other than Boeing, where I have so many great friends and memories," Mulally said. "I'm looking forward to working closely with Bill in the ongoing turnaround of this great Company. I'm also eager to begin engagement with the leadership team. I believe strongly in teamwork and I fully expect that our efforts will be a productive collaboration."

Mulally noted that many of the challenges he encountered in commercial airplane manufacturing are analogous to the issues at Ford.

"Just as I thought it was appropriate to apply lessons learned from Ford to Boeing, I believe the reverse is true as well," Mulally said. "I also recognize that Ford has a strong foundation upon which we can build. The Company's long tradition of innovation, developing new markets, and creating iconic vehicles that represent customer values is a great advantage that we can leverage for our future."

Bill Ford said he expected Mulally would assist Mark Fields and the Way Forward team as they accelerate their business plan.

"After dealing with the troubles at Boeing in the post-9/11 world, Alan knows what it's like to have your back to the wall - and fight your way out with a well-conceived plan and great execution," Bill Ford said in his note to employees. "He also knows how to deal with long product cycles, changing fuel prices and difficult decisions in a turnaround."

Prior to his current position, Mulally served as president of Boeing Information, Space & Defense Systems and senior vice president of The Boeing Company. Appointed to that role in February 1997, he was responsible for Boeing’s defense, space and government business.

Go to http://media.ford.com for news releases and high-resolution photographs.

Beginning in 1994, he was senior vice president of Airplane Development for Boeing Commercial Airplanes Group, responsible for all airplane development activities, flight test operations, certification and government technical liaison.

Mulally serves as co-chair of the Washington Competitiveness Council, and sits on the advisory boards of NASA, the University of Washington, the University of Kansas, Massachusetts Institute of Technology and the U.S. Air Force Scientific Advisory Board. He is a member of the United States National Academy of Engineering and a fellow of England’s Royal Academy of Engineering.

Mulally holds bachelor’s and master’s of science degrees in aeronautical and astronautical engineering from the University of Kansas, and earned a master’s in management from the Massachusetts Institute of Technology as a 1982 Alfred P. Sloan fellow.

A member of the board since 1988, Bill Ford, 49, was elected chairman in September 1998, and took office on Jan. 1, 1999. He also serves as chairman of the board's Environmental and Public Policy Committee and as a member of the Finance Committee. He was named Chief Executive Officer on Oct. 30, 2001.

Bill Ford, who led the Company to three straight years of profitability through 2005, told employees in his email that he looked forward to an excellent working partnership with Mulally on global strategic issues.

"Let me assure you: I'm not going anywhere," Bill Ford wrote to Ford workers. "As executive chairman, I intend to remain extremely active in the direction of this Company. I'll be here every day and I will not rest until a prosperous future for this Company is secured."

# # #

Sept. 5, 2006

Go to http://media.ford.com for news releases and high-resolution photographs.